Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Names Jeffrey Cathey Chief Financial Officer

OVERLAND PARK, Kan. (June 7, 2024) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced the appointment of Jeffrey Cathey as the company’s new chief financial officer (CFO). In this role, Cathey will be responsible for all aspects of financial management, including accounting, reporting, tax, internal audit, treasury, financial planning and analysis, and investor relations. Cathey joined Compass Minerals in December 2023 as chief accounting officer.

“A key driver in our efforts to get back to the basics by creating value through our core Salt and Plant Nutrition businesses is rigorous balance sheet management. Jeff is a proven leader who has built and improved financial organizations and systems over his career. His skillset aligns extremely well with where the company is today, and more importantly, where we want to go,” said Edward C. Dowling Jr., president and CEO. “I’m confident his leadership as CFO will help further our efforts to manage costs, reduce debt, and improve our overall financial performance.”

Cathey brings over 15 years of financial leadership experience in public and private companies to this new role. Before joining Compass Minerals, he spent 10 years in positions of increasing responsibility at Crestwood Equity Partners LP, most recently as principal accounting officer. Previously, he held roles at Shamrock Trading Corporation and Ernst & Young LLP.

Cathey earned a Bachelor of Science degree in both finance and accounting, and a Master of Science degree in accounting from Kansas State University. He is also a certified public accountant.

Cathey succeeds Lorin Crenshaw, who had served as the company’s CFO since December 2021. As part of this transition, Crenshaw has departed the company, effective immediately, to pursue other opportunities.

“I appreciate Lorin’s service and contributions during his tenure at our company and wish him continued success in his next pursuit,” added Dowling.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, it is working to develop a long-term fire-retardant business. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Forward-Looking Statements

This press release may contain forward-looking statements, including, without limitation, statements regarding cost management, debt reduction and financial performance. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, including any amendments, as well as the company’s other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

Media Contact	Investor Contact
Rick Axthelm	Brent Collins
Chief Public Affairs and Sustainability Officer	Vice President, Treasurer and Investor Relations
+1.913.344.9198	+1.913.344.9111
MediaRelations@compassminerals.com	InvestorRelations@compassminerals.com